EXHIBIT 99.1

NEWS RELEASE	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com

Littelfuse Appoints Maria C. Green to Board of Directors

CHICAGO, Monday, January 27, 2020 - Littelfuse, Inc. (NASDAQ: LFUS), a global manufacturer of leading technologies in circuit protection, power control and sensing, announced today the appointment of Maria C. Green, retired Senior Vice President and General Counsel of Ingersoll-Rand plc (NYSE: IR), to the company’s board of directors, effective February 1, 2020.

“Maria is a seasoned global public company leader with extensive law and business experience across our end markets,” said Dave Heinzmann, Littelfuse Chief Executive Officer. “Her comprehensive skills, including strategic planning, acquisitions and enterprise risk management, will complement the Littelfuse board and help shape the future of our company’s growth strategy.”

“Maria’s appointment further diversifies our board’s talent and background and we look forward to her leadership and contributions in the years to come,” said Gordon Hunter, Littelfuse Chairman of the Board of Directors.

Green, 67, joined Ingersoll-Rand, a diversified global industrial company with leading mission-critical flow creation and industrial technologies, as Senior Vice President and General Counsel in 2015. Before joining Ingersoll-Rand, she spent 18 years serving in a variety of leadership roles at Illinois Tool Works (NYSE: ITW), most recently as Senior Vice President, General Counsel and Secretary. Green also serves on the Board of Directors of Wisconsin Energy Group (NYSE: WEC) and Tennant Company (NYSE: TNC). Green holds a BA in Sociology and Economics from the University of Pennsylvania and JD from Boston University School of Law.

About Littelfuse
Littelfuse (NASDAQ: LFUS) is a global manufacturer of leading technologies in circuit protection, power control and sensing. Serving over 100,000 end customers, our products are found in automotive and commercial vehicles, industrial applications, data and telecommunications, medical devices, consumer electronics and appliances. Our 11,000 worldwide associates partner with customers to design, manufacture and deliver innovative, high-quality solutions, for a safer, greener and increasingly connected world - everywhere, every day. Learn more at Littelfuse.com.

CONTACT:
Trisha Tuntland
Head of Investor Relations
(773) 628-2163
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